UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Mary Lee Sparks
        2438 Campbell Road, N.W.
        Albuquerque, New Mexico 87104
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December 1999

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                        6. Owner-
                                                                       5. Amount of        ship
                  2. Trans-                                             Securities        Form:           7. Nature of
                   action                  4. Securities Acquired (A)  Beneficially     Direct (D)          Indirect
     1. Title of    Date       3. Trans-               or              Owned at End       or In-           Beneficial
       Security    (Month/    action Code        Disposed of (D)         of Month       direct (I)          Ownership
      (Instr. 3)  Day/Year)   (Instr. 8)        (Instr. 3, 4 & 5)     (Instr. 3 & 4)    (Instr. 4)         (Instr. 4)
     -----------  ---------   -----------    ----------------------   --------------    ----------         -----------
                             Code      V    Amount (A)or(D)   Price
                             ----      -    ------ --------   -----
     Class A      12/10/99     M              1,000   A       $12.25                      D (1)
     Common
     Shares

                  12/10/99     S              1,000   D        47.00                      D (1)

                  12/13/99     M              1,000   A        12.25                      D (1)

                  12/13/99     S              1,000   D        53.06                      D (1)

                  12/16/99     M              1,000   A        12.25                      D (1)

                  12/16/99     S              1,000   D        54.63                      D (1)

                  12/16/99     M              1,000   A        12.25                      D (1)

                  12/16/99     S              1,000   D        55.25                      D (1)

                  12/16/99     M              1,000   A        12.25                      D (1)

                  12/16/99     S              1,000   D        57.94                      D (1)


                  12/16/99     M              1,000   A        12.25                      D (1)

                  12/16/99     S              1,000   D        58.81                      D (1)

                  12/17/99     M              1,000   A        12.25                      D (1)

                  12/17/99     S              1,000   D        60.63                      D (1)

                  12/22/99     M              1,000   A        12.25                      D (1)

                  12/22/99     S              1,000   D        61.00                      D (1)

                  12/23/99     M                500   A        12.25                      D (1)

                  12/23/99     S                500   D        62.00                      D (1)





                                                                                        6. Owner-
                                                                       5. Amount of        ship
                  2. Trans-                                             Securities        Form:           7. Nature of
                   action                  4. Securities Acquired (A)  Beneficially     Direct (D)          Indirect
     1. Title of    Date       3. Trans-               or              Owned at End       or In-           Beneficial
       Security    (Month/    action Code        Disposed of (D)         of Month       direct (I)          Ownership
      (Instr. 3)  Day/Year)   (Instr. 8)        (Instr. 3, 4 & 5)     (Instr. 3 & 4)    (Instr. 4)         (Instr. 4)
     -----------  ---------   -----------    ----------------------   --------------    ----------         -----------
                             Code      V    Amount (A)or(D)   Price
                             ----      -    ------ --------   -----
                  12/29/99     M              1,200   A        12.125                     D (1)

                  12/31/99     M              2,500   A        14.875        6,012        D (1)

                                                                           131,832          I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of John
                                                                                                    Woodruff Sparks dated
                                                                                                    April 20, 1990

                                                                           131,832          I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of Anne
                                                                                                    Romayne Sparks dated
                                                                                                    April 20, 1990

                                                                           131,832          I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Barbara Lee Sparks
                                                                                                    dated April 20, 1990

                                                                           131,832          I       By Mary Lee Sparks 1990
                                                                                                    Personal Income Trust
                                                                                                    for the Benefit of
                                                                                                    Christina Louise Sparks
                                                                                                    dated April 20, 1990

                                                                           393,356          D

                                                                           664,418          I       By Trust Agreement
                                                                                                    dated May 13, 1978
                                                                                                    f/b/o Mary Lee Sparks





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                     9.      Owner-
                                                                                                   Number     ship
                   2.                          5.                                                    of     Form of
                Conver-                      Number                                                 Deri-   Deriva-
                  sion                      of Deri-         6.                                    vative     tive    11.
                   or                        vative         Date                             8.    Securi-   Secur-  Nature
         1.      Exer-                       Secur-        Exer-               7.          Price    ties      ity:   of In-
        Title     cise      3.               ities        cisable             Title          of    Benefi-   Direct  direct
         of      Price    Trans-     4.     Acquired        and                and        Deriva-  cially     (D)     Bene-
       Deriva-     of     action   Trans-    (A) or        Expir-           Amount of       tive  Owned at   or In-  ficial
        tive     Deri-     Date    action   Disposed       ation           Underlying      Secur-  End of    direct  Owner-
       Secur-    vative  (Month/    Code     of (D)         Date           Securities       ity     Month     (I)     ship
         ity     Secur-    Day/    (Instr. (Instr. 3,     (Month/           (Instr. 3     (Instr.  (Instr.  (Instr.  (Instr.
     (Instr. 3)   ity     Year)      8)      4 & 5)      Day/Year)            & 4)           5)      4)        4)      4)
     ----------  ------  -------   ------  ---------     ---------         ----------     -------  -------  -------  ------
                                  Code  V   A    D   Date    Expir-    Title  Amount or
                                  ----  -   -    -   Exer-   ation     -----  Number of
                                                     cisable Date             Shares
                                                     ------- ------           ---------
     Employee    $12.25  12/10/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/13/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/16/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/16/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/16/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)





                                                                                                              10.
                                                                                                     9.      Owner-
                                                                                                   Number     ship
                   2.                          5.                                                    of     Form of
                Conver-                      Number                                                 Deri-   Deriva-
                  sion                      of Deri-         6.                                    vative     tive    11.
                   or                        vative         Date                             8.    Securi-   Secur-  Nature
         1.      Exer-                       Secur-        Exer-               7.          Price    ties      ity:   of In-
        Title     cise      3.               ities        cisable             Title          of    Benefi-   Direct  direct
         of      Price    Trans-     4.     Acquired        and                and        Deriva-  cially     (D)     Bene-
       Deriva-     of     action   Trans-    (A) or        Expir-           Amount of       tive  Owned at   or In-  ficial
        tive     Deri-     Date    action   Disposed       ation           Underlying      Secur-  End of    direct  Owner-
       Secur-    vative  (Month/    Code     of (D)         Date           Securities       ity     Month     (I)     ship
         ity     Secur-    Day/    (Instr. (Instr. 3,     (Month/           (Instr. 3     (Instr.  (Instr.  (Instr.  (Instr.
     (Instr. 3)   ity     Year)      8)      4 & 5)      Day/Year)            & 4)           5)      4)        4)      4)
     ----------  ------  -------   ------  ---------     ---------         ----------     -------  -------  -------  ------
                                  Code  V   A    D   Date    Expir-    Title  Amount or
                                  ----  -   -    -   Exer-   ation     -----  Number of
                                                     cisable Date             Shares
                                                     ------- ------           ---------
     Employee     12.25  12/16/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/17/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/22/99   M           1,000  (1)    09/24/07 Class A                                 D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.25  12/23/99   M             500  (1)    09/24/07 Class A   43,000            34,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (1)

     Employee     12.125 12/29/99   M           1,200  (2)    10/12/08 Class A    8,700             7,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (2)





                                                                                                              10.
                                                                                                     9.      Owner-
                                                                                                   Number     ship
                   2.                          5.                                                    of     Form of
                Conver-                      Number                                                 Deri-   Deriva-
                  sion                      of Deri-         6.                                    vative     tive    11.
                   or                        vative         Date                             8.    Securi-   Secur-  Nature
         1.      Exer-                       Secur-        Exer-               7.          Price    ties      ity:   of In-
        Title     cise      3.               ities        cisable             Title          of    Benefi-   Direct  direct
         of      Price    Trans-     4.     Acquired        and                and        Deriva-  cially     (D)     Bene-
       Deriva-     of     action   Trans-    (A) or        Expir-           Amount of       tive  Owned at   or In-  ficial
        tive     Deri-     Date    action   Disposed       ation           Underlying      Secur-  End of    direct  Owner-
       Secur-    vative  (Month/    Code     of (D)         Date           Securities       ity     Month     (I)     ship
         ity     Secur-    Day/    (Instr. (Instr. 3,     (Month/           (Instr. 3     (Instr.  (Instr.  (Instr.  (Instr.
     (Instr. 3)   ity     Year)      8)      4 & 5)      Day/Year)            & 4)           5)      4)        4)      4)
     ----------  ------  -------   ------  ---------     ---------         ----------     -------  -------  -------  ------
                                  Code  V   A    D   Date    Expir-    Title  Amount or
                                  ----  -   -    -   Exer-   ation     -----  Number of
                                                     cisable Date             Shares
                                                     ------- ------           ---------
     Employee     14.875 12/31/99   M           2,500  (3)    12/31/08 Class A   10,000             7,500      D
     Stock                                                             Common
     Option                                                            Stock
     (right to
     buy) (3)


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Mary Lee Sparks and not by the other joint filer.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom. These shares are not subject to Mr. Grissom's agreement with the other members of the 13(d) group referred to in Item 6 of the cover page of this Form 4.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Steven L. Grissom.

        (1) The employee stock option dated 9/24/97 vests in four equal annual installments which began on September 24, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on October 12, 1999.





        (3) The employee stock option dated 12/31/98 vests in four equal annual installments beginning on December 31, 1999.


   SIGNATURE OF REPORTING PERSON:


   Mary Lee Sparks
   Individually and as trustee of
   the Mary Lee Sparks Trust, dated
   May 13, 1978
   By:  Steven L. Grissom
        Attorney in Fact


   Dated: January 7, 2000


                           JOINT FILER INFORMATION

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Mary Lee Sparks

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1999


   Signature: Steven L. Grissom